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                            SUBSTITUTION AGREEMENT



        AGREEMENT, made this 13th day of February, 2001, by and among New York Life Insurance and Annuity Corporation ("NYLIAC"), MainStay Management LLC ("MainStay Management") and New York Life Investment Management LLC ("NYLIM").

        WHEREAS, Mainstay VP Series Fund, Inc. ("MainStay VP") is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended ("Act"), and MainStay VP issues shares in several different series, each of which is known as a "portfolio";

        WHEREAS, NYLIAC serves as a administrator to MainStay VP pursuant to a Master Administration Agreement between MainStay VP and NYLIAC dated December 15, 1995 (the "Administration Agreement");

        WHEREAS, MainStay Management serves as sub-administrator pursuant to a Master Subadministration Agreement with NYLIAC;

        WHEREAS, NYLIM was validly organized under the laws of the State of Delaware to succeed to certain administrative business of NYLIAC as well as certain investment advisory business of New York Life Insurance Company;

        WHEREAS, NYLIAC wishes to substitute NYLIM in place of NYLIAC, as a party to the Administration Agreement;

        WHEREAS, upon such substitution, the Master Subadministration Agreement between MainStay Management and NYLIAC would terminate;

        WHEREAS, NYLIAC has represented to the Directors of MainStay VP that:
(i) administrative personnel currently servicing MainStay VP will not change as a result of the substitution; (ii) NYLIM will have the resources to meet its obligations to MainStay VP; (iii) that the administrative services provided by NYLIM are identical to those provided by NYLIAC; and (iv) that the substitution will not result in a change in actual control or management; and

        WHEREAS, under these circumstances, MainStay Management agrees to the substitution of NYLIM as a party to the Administration Agreement in place of NYLIAC.

        NOW THEREFORE, it is agreed as follows:

        1. Substitution of Party. Effective as of the date first written above, NYLIM hereby assumes all of the interest, rights and responsibilities of NYLIAC under the Administration Agreement.



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        2.     Performance of Duties. NYLIM hereby assumes and agrees to
perform all of NYLIAC's duties and obligations under the Administration Agreement and to be subject to all of the terms and conditions of such agreements as if they applied to NYLIM. Nothing in this Substitution Agreement shall make NYLIM responsible for any claim or demand arising under the Administration Agreement from services rendered prior to the effective date of this Substitution Agreement unless otherwise agreed by NYLIM; and nothing in this Substitution Agreement shall make NYLIAC responsible for any claim or demand arising under the Administration Agreement from services rendered after the effective date of this Substitution Agreement unless otherwise agreed by NYLIAC.

        3. Representations. NYLIM and NYLIAC each represent and warrant that they are under the same control and management.

        4. Consents. MainStay Management hereby consents to this assumption by NYLIM of the interest, rights and responsibilities of NYLIAC under the Administration Agreement and to the termination of the Master Subadministration Agreement between it and NYLIAC after the effective date described above.

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        IN WITNESS WHEREOF, the parties hereto have caused this Substitution
Agreement to be executed by their duly authorized officers hereunto daily attested as of the date and year first written above.


                              MainStay Management LLC



                              By:
                                  ---------------------------------------------
                              Name:
                              Title:



                              New York Life Insurance and Annuity Corporation



                              By:
                                  ---------------------------------------------
                              Name:
                              Title:



                              New York Life Investment Management LLC



                              By:
                                  ---------------------------------------------
                              Name:
                              Title:





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